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                                                                    EXHIBIT 10.5

                MASTER AGREEMENT REGARDING EQUIPMENT PROCUREMENT


        This Master Agreement Regarding Equipment Procurement (the "Agreement") is made effective as of the 23rd day of September, 1998 (the "Effective Date"), between QUALCOMM Incorporated, a Delaware corporation, having an office at 6455 Lusk Boulevard, San Diego, California 92121 ("QUALCOMM"), and Leap Wireless International, Inc., a Delaware corporation, having an office at 10307 Pacific Center Court, San Diego, California 92121 ("Leap").


                                    RECITALS

        A. Pursuant to that certain Separation and Distribution Agreement, dated as of September 23, 1998, between QUALCOMM and Leap (the "Spinoff Agreement"), QUALCOMM is, among other things, contributing certain assets to Leap and, in connection therewith, QUALCOMM is providing financing to Leap to enable Leap to operate in accordance with Leap's approved business plan; and

        B. Leap, directly or indirectly through entities in which Leap holds (directly or indirectly) an Investment (as such term is defined below), intends
(i) to construct terrestrial-based cdmaOne(R) (as such term is defined below) PCS, cellular, wireless local loop or other cdmaOne wireless terrestrial-based telecommunications networks, (ii) to purchase and deploy corresponding wireless infrastructure equipment, (iii) to purchase, distribute and sell corresponding wireless subscriber equipment and (iv) to provide terrestrial-based cdmaOne PCS, cellular, wireless local loop and other cdmaOne wireless terrestrial-based communication services in the United States of America and outside the United States of America; and

        C. QUALCOMM is a supplier of cdmaOne infrastructure equipment and provides related installation, engineering, support and other services related to such equipment; and

        D. QUALCOMM is a supplier of cdmaOne subscriber equipment; and

        E. As a material inducement to QUALCOMM to enter into the Spinoff Agreement and for QUALCOMM to provide to Leap the financing contemplated in connection therewith, Leap is willing, subject to the terms and conditions of this Agreement, to purchase from QUALCOMM, and to cause certain entities in which Leap directly or indirectly holds an Investment to purchase from QUALCOMM, certain cdmaOne infrastructure equipment, related services, and cdmaOne subscriber equipment.





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                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following terms and conditions.

1. HEADINGS AND DEFINITIONS. All headings used in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any section hereof. For purposes of this Agreement, the following definitions will apply:

        "ADVERTISING" means all advertising, sales promotion, press releases and other publicity matters relating to performance under this Agreement.

        "AFFILIATE" means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with another Person, where "control" means to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise, but any such Person shall be deemed to be an Affiliate only so long as such control exists.

        "AUDITOR" shall have the meaning ascribed thereto in Section 2.7 of this Agreement.

        "BSCs" shall have the meaning ascribed thereto in the definition of "Product(s)."

        "BTSs" shall have the meaning ascribed thereto in the definition of "Product(s)."

        "cdmaOne(R)" or "cdmaOne" shall mean those fixed or mobile wireless telecommunications systems based on or derived from QUALCOMM's code division multiple access technology which (i) have been adopted as an industry standard by the Telecommunications Industry Association ("TIA") or other recognized international standards bodies, and the adoption of such standard has been voted in favor of by QUALCOMM ("QUALCOMM Approved Standards"), (ii) are compatible with or employ the same physical layer as QUALCOMM Approved Standards ("QUALCOMM Approved Systems"), or (iii) are compatible with the infrastructure and subscriber equipment manufactured and sold by QUALCOMM. CdmaOne currently includes, by way of example and not by limitation, the TIA's IS-95 digital cellular standard and ANSI JSTD-008 digital PCS standard. If a terrestrial-based wireless telecommunications system is considered a CdmaOne system in one country, QUALCOMM and Leap agree





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that it would be considered a CdmaOne system in any other country, irrespective of whether or not such system has been adopted (or approved by QUALCOMM) as a standard in such other country.

        "COMPETITIVE FACTORS" means those reasonably quantifiable factors and/or reasonably objective factors associated with the sale and financing of wireless telecommunications equipment and related services that are material to a purchaser in considering the "all in" value and cost of the equipment and services being purchased, including but not limited to price, payment terms, financing amount, interest rates, repayment terms, penalties for delay, rewards for timely performance, the issuance of warrants, features, functionality, performance, warranty terms, service terms, spare parts allocations, costs of ongoing hardware and software maintenance and upgrades and other such reasonably quantifiable factors and/or reasonably objective factors.

        "CONFIDENTIAL INFORMATION" has the meaning ascribed thereto in Section
6.5 of this Agreement.

        "DISTRIBUTION DATE" means the date of the initial distribution of Leap shares of common stock to the stockholders of QUALCOMM pursuant to the Spinoff Agreement.

        "DOMESTIC WIRELESS SYSTEM" means a Wireless System operated in the United States of America.

        "FORCE MAJEURE" means causes beyond a party's control, including but not limited to fires, strikes, riots, embargoes, explosions, earthquakes, floods, wars, the elements, labor disputes, civil or military authorities, acts of God or by the public enemy, inability to secure raw materials or transportation facilities, or acts or omissions of carriers or suppliers.

        "INFRASTRUCTURE PURCHASE AGREEMENT" shall have the meaning ascribed thereto in Section 2.6.1 of this Agreement.

        "INVESTMENT" in any Person means any loan or advance to such Person, any purchase or other acquisition of a material portion of the assets of such Person or of a business unit of such Person, or any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor guarantees, directly or indirectly in any manner, any indebtedness of such Person.





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        "LOWEST COMPETING INFRASTRUCTURE BID" shall mean the lowest cost proposal for comparable infrastructure equipment and related services, taking into account, as a whole, all Competitive Factors associated with such proposal, received in a bona fide written proposal from another third party vendor that Leap (or any other subject procuring Person) has designated in writing to QUALCOMM that Leap (or such Person) is willing and prepared to accept.

        "LOWEST COMPETING SUBSCRIBER BID" shall mean the lowest cost proposal for comparable Subscriber Units, taking into account, as a whole, all Competitive Factors associated with such proposal, received in a bona fide written proposal from another third party vendor that Leap (or any other subject procuring Person) has designated in writing to QUALCOMM that Leap (or such Person) is willing and prepared to accept.

        "NON-DOMESTIC CUTOFF DATE" means that date which is the earlier to occur of (i) the fourth anniversary of the Distribution Date and (ii) the date on which Leap has received an aggregate $60 million of debt or equity financing (from parties other than QUALCOMM and excluding the proceeds from the exercise of stock options issued under any Leap stock option plan).

        "NON-U.S. OPERATOR" means a Person operating or planning to operate a Wireless System located outside of the United States of America in which Leap does not already hold as of the date of the subject prospective Investment, directly or indirectly (through one or more intermediaries), an Investment.

        "PCS" means personal communications services.

        "PERSON" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

        "POP" means one person living in a population area which is included in the coverage area of a telecommunications service provider as determined through any reasonably objective means of measurement.

        "PRODUCT(S)" means, in each instance when used in a Wireless System, (i) cdmaOne base station transceiver subsystems ("BTSs"), (ii) cdmaOne base station controllers ("BSCs"), (iii) switching equipment, (iv) radio frequency repeaters, microcells and Product software, and (v) such other items of infrastructure equipment as the parties shall mutually agree to include as a Product for purposes of this Agreement.





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        "QUALCOMM'S INFRASTRUCTURE PRICES" shall mean the price for Products charged by QUALCOMM to Leap or a subject U.S. Operator, taking into account, as a whole, all Competitive Factors associated with QUALCOMM's proposal.

        "QUALCOMM'S SUBSCRIBER PRICES" shall mean the price for Subscriber Units charged by QUALCOMM to Leap or a subject U.S. Operator, taking into account, as a whole, all Competitive Factors associated with QUALCOMM's proposal.

        "RFP-INFRASTRUCTURE" means a request for proposals for Products issued by Leap (or any other subject Person, as applicable).

        "RFP-SUBSCRIBER" means a request for proposals for Subscriber Units issued by Leap (or any other subject Person, as applicable).

        "SERVICES" means the performance of work by QUALCOMM in connection with the supply of Products, including, but not limited to engineering services, installation services, maintenance and repair services, and other services consistent with the provision of cdmaOne infrastructure equipment.

        "SPINOFF AGREEMENT" shall have the meaning ascribed thereto in Recital A.

        "SUBSCRIBER UNIT" means a portable or fixed (such as a wireless local loop terminal) end user device that provides voice and/or data service on a Wireless System.

        "SUBSCRIBER UNIT PURCHASE AGREEMENT" shall have the meaning ascribed thereto in Section 3.5 of this Agreement.

        "U.S. OPERATOR" means a Person operating or planning to operate a Domestic Wireless System in which Leap does not already hold, directly or indirectly (through one or more intermediaries), as of the date of the subject prospective Investment, an Investment.

        "WIRELESS SYSTEM" means a terrestrial-based PCS, cellular, wireless local loop or other wireless terrestrial-based communication system within any geographic area that utilizes cdmaOne technology.








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2.      INFRASTRUCTURE PURCHASE COMMITMENT.

        2.1 Purchase Commitment.

            2.1.1 Leap; Domestic Operators; Domestic Wireless Systems.

            (a) Subject to the terms and conditions of this Agreement, Leap agrees to purchase from QUALCOMM not less than fifty percent (50%) of Leap's own direct requirements for Products during the period beginning on the Distribution Date and ending upon the expiration of the five year period following the date of the first purchase by Leap of Products from QUALCOMM.

            (b) Subject to the terms and conditions of this Agreement, with respect to each and every U.S. Operator in which Leap, directly or indirectly (through one or more intermediaries), makes an Investment at any time prior to the fourth anniversary of the Distribution Date, Leap shall cause each such U.S. Operator, as a condition of and prior to making such Investment, to enter into an equipment requirements agreement with QUALCOMM on terms substantially as set forth in this Agreement, which equipment requirements agreement shall include, without limitation, that such U.S. Operator be required to purchase from QUALCOMM not less than fifty percent (50%) of the subject U.S. Operator's requirements for Products (for use in such U.S. Operator's Domestic Wireless System(s)) in the five year period commencing on the date of such Investment. The obligations of Leap under this Section, as they may apply to the making of any Investment in a U.S. Operator by Chase Telecommunications, Inc. (but only so long as Chase Telecommunications, Inc. is not an Affiliate of Leap), shall only be to exercise commercially reasonable efforts to cause such U.S. Operator to enter into such an equipment requirements agreement.

            (c) Subject to the terms and conditions of this Agreement, with respect to each and every U.S. Operator in which Leap, directly or indirectly (through one or more intermediaries), makes an Investment after the fourth anniversary of the Distribution Date, Leap shall (i) exercise its commercially reasonable efforts to cause the subject U.S. Operator, as a condition of making such Investment, to provide QUALCOMM with a reasonable opportunity to bid on such U.S. Operator's requirements for Products, and (ii) encourage the subject U.S. Operator to acquire Products from QUALCOMM.

            (d) As set forth herein, the purchase obligations of Leap and all such U.S. Operators shall be subject to QUALCOMM providing competitive terms and conditions on the Competitive Factors (except to the extent of the one hundred and ten percent pricing provision set forth in Section 2.4.1). All such requirements obligations with respect to Product purchases shall expire, if not sooner pursuant to their express





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terms, on the date nine years following the Distribution Date. Leap and such
U.S. Operators shall have the obligation set forth in this Section 2.1.1 regardless of whether or not the U.S. Operator is an Affiliate of Leap and whether or not the Investment in such U.S. Operator is made by Leap or a Person in which Leap holds, directly or indirectly, an Investment.

            2.1.2 Non-Domestic.

            (a) Subject to the terms and conditions of this Agreement, with respect to each and every Non-U.S. Operator in which Leap, directly or indirectly (through one or more intermediaries), makes an Investment at any time prior to the Non-Domestic Cutoff Date, Leap shall cause each such Non-U.S. Operator, as a condition of and prior to making such Investment, to enter into an equipment requirements agreement with QUALCOMM on terms substantially as set forth in this Agreement, which equipment requirements agreement shall include, without limitation, that such Non-U.S. Operator be required to purchase from QUALCOMM not less than fifty percent (50%) of the subject Non-U.S. Operator's requirements for Products (for use in such Non-U.S. Operator's Wireless System(s)) during a five year period commencing on the date of such Investment.

            (b) Subject to the terms and conditions of this Agreement, with respect to each and every Non-U.S. Operator in which Leap makes a direct or indirect (through one or more intermediaries) Investment following the Non-Domestic Cutoff Date, Leap shall (i) exercise its commercially reasonable efforts to cause the subject Non-U.S. Operator, as a condition of making such Investment, to provide QUALCOMM with a reasonable opportunity to bid on such Non-U.S. Operator's requirements for Products, and (ii) encourage the subject Non-U.S. Operator to acquire Products from QUALCOMM.

            (c) As set forth herein, the purchase obligations of all such Non-U.S. Operators shall be subject to QUALCOMM providing competitive terms and conditions on the Competitive Factors. All such requirements obligations with respect to Product purchases shall expire, if not sooner pursuant to their express terms, on the date nine years following the Distribution Date. Leap and such Non-U.S. Operators shall have the obligation set forth in this Section
2.1.2 regardless of whether or not the Non-U.S. Operator is an Affiliate of Leap and whether or not the Investment in such Non-U.S. Operator is made by Leap or a Person in which Leap holds, directly or indirectly, an Investment.

            2.1.3 Right of First Refusal. QUALCOMM's right to supply Products pursuant to Section 2.1 shall constitute a right of first refusal in favor of QUALCOMM to supply such Products, and QUALCOMM shall have no obligation to supply such




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Products unless and until QUALCOMM enters into a binding Infrastructure
Purchase Agreement or other binding agreement. QUALCOMM shall have the right to elect not to bid on or otherwise respond to any RFP-Infrastructure. In the event
(a) QUALCOMM elects not to exercise its right of first refusal in response to a RFP-Infrastructure or Leap, a subject U.S. Operator or a subject Non-U.S. Operator is not, in accordance with this Agreement, obligated to accept QUALCOMM's offer in response to a RFP-Infrastructure, and (b) Leap, the subject U.S. Operator or the subject Non-U.S. Operator subsequently issues a new RFP-Infrastructure within the pertinent respective time periods set forth in Sections 2.1.1 and 2.1.2 above, then QUALCOMM shall be entitled to a right of first refusal as to such subsequent procurement.

        2.2 Prime Contractor. With respect to each Wireless System in which QUALCOMM is or intends to be a supplier of Products, QUALCOMM shall have the option to be the "prime contractor" or to select someone else to be "prime contractor." As used herein, the term "prime contractor" shall mean the company that is responsible for coordinating installation, integration and maintenance of the Wireless System in the subject geographic location. QUALCOMM's responsibility as prime shall be dependent on a mutually acceptable agreement being entered into between the subject parties.


        2.3 Advance Notice. Leap shall keep QUALCOMM informed on a regular basis concerning the status of procurements for Wireless Systems that may be covered by Section 2.1 of this Agreement. In connection with any proposed procurement subject to Section 2.1, Leap shall provide to QUALCOMM reasonable advance written notice (which in any event shall be provided no later than when Leap provides any such notice to any prospective competing bidder) which shall specify, at a minimum: (a) the name(s) of the subject buyer, together with the geographic location; (b) the total estimated number of POPs for such Wireless System; (c) the estimated amount and type of Products and Services to be purchased, the schedule for delivery, and the amount of financing required; and
(d) any other information provided to any other prospective competing bidder.

        2.4 Prices; Competitiveness.

            2.4.1 Until such time as QUALCOMM has been awarded contracts for $250 million of Products and associated Services pursuant to Section 2.1.1 with respect to Domestic Wireless Systems, QUALCOMM's Infrastructure Prices for Products and such associated Services to be deployed and performed, as applicable, in such Domestic Wireless Systems shall not be higher than one hundred ten percent (110%) of the Lowest Competing Infrastructure Bid, otherwise there shall be no obligation to award the subject procurement to QUALCOMM. QUALCOMM's Infrastructure Prices in all other circumstances (for example, if the subject Wireless System is not a Domestic Wireless System) shall not be higher than the Lowest Competing Infrastructure Bid, otherwise





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Leap can award QUALCOMM's share of that subject procurement to the Person submitting the Lowest Competing Infrastructure Bid and there shall be no obligation to award the subject procurement to QUALCOMM.

            2.4.2 Leap shall use commercially reasonable efforts to ensure that any determination of QUALCOMM's Infrastructure Prices versus the Lowest Competing Infrastructure Bid is based on an "apples-to-apples" comparison (taking into consideration not only the pricing of Products and Services, but the pricing for any vendor financing provided under Section 2.5 and the terms and conditions of any other material consideration proposed to be given or received by any competing bidder, including each of the Competitive Factors). Leap has performed extensive due diligence concerning the existing and planned features, functionality and performance of QUALCOMM's Products and shall issue, or cause to be issued, a RFP-Infrastructure(s) that provides for a pricing comparison with competing bids on a fair and reasonable basis. Leap (and every other subject Person) shall issue each RFP-Infrastructure such that the specifications contained therein are not biased against QUALCOMM or biased in favor of other Persons that are competitors of QUALCOMM; provided, however, nothing in this sentence shall otherwise restrict Leap (and every other subject Person) from issuing an RFP-Infrastructure that contains a prescribed feature or specification (which the Products do not have or provide) that is reasonably necessary for the commercial viability of the subject Wireless System, so long as QUALCOMM is given a reasonable opportunity to provide a reasonably equivalent alternative solution or work-around for such desired feature or specification. The "apples-to-apples" comparison shall consider the total price of QUALCOMM's turn-key solution to the total price of the turn-key solution offered by any competing bidder. To the maximum extent reasonably possible, Leap shall endeavor to purchase (and cause the subject U.S. Operator or Non-U.S. Operator to purchase) turn-key systems, including BTSs and BSCs from QUALCOMM, to meet the purchase commitment under Section 2.1 hereof. As such, Leap shall endeavor to issue each RFP-Infrastructure (and cause each subject U.S. Operator or Non-U.S. Operator to issue each RFP-Infrastructure) for the purchase of Products on a turn-key basis.

            2.4.3 In determining whether QUALCOMM's Infrastructure Prices are within or less than the requisite percent of the Lowest Competing Infrastructure Bid and/or whether Competitive Factors are competitive, a fair and reasonable comparison of the responses to the subject RFP-Infrastructure shall be made. If Leap reasonably determines (i) that the QUALCOMM Infrastructure Prices are not within or less than the requisite percent of the Lowest Competing Infrastructure Bid and/or (ii) that the Competitive Factors, taken as a whole, of QUALCOMM's offer are not competitive with the Competitive Factors of the offer from the Person submitting the Lowest Competing Infrastructure Bid, then Leap shall immediately notify QUALCOMM by letter signed by a responsible executive officer and inform QUALCOMM (a) by how much





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QUALCOMM must reduce QUALCOMM's Infrastructure Prices in order for QUALCOMM's
Infrastructure Prices to be equal to or 110% of, as applicable, the Lowest Competing Infrastructure Bid and/or (b) to what extent QUALCOMM's Competitive Factors, taken as a whole, are not competitive, as applicable. QUALCOMM may, in its sole discretion, within ten (10) business days after its receipt of such notice and receipt of any requested confirmation from the Auditor as set forth in Section 2.7, reduce QUALCOMM's Infrastructure Prices to be equal to or 110% of, as applicable, the Lowest Competing Infrastructure Bid and otherwise revise QUALCOMM's offer to make it competitive with respect to the Competitive Factors. The Person issuing the subject RFP-Infrastructure shall not be entitled to accept the Lowest Competing Infrastructure Bid (to the extent it would cover more than fifty percent (50%) of the subject procurement) until such time as the ten (10) business day period referred to in the prior sentence has expired.

            2.4.4 In the event QUALCOMM's offer in response to a RFP-Infrastructure is not of such a nature as to obligate Leap to accept such offer in accordance with the terms and conditions of this Agreement (and QUALCOMM does not modify its offer, following written notice from Leap, to such an extent as is necessary to obligate Leap to accept such modified offer), Leap shall be entitled to accept the offer only from the Person submitting the Lowest Competing Infrastructure Bid. If (i) Leap does not accept the offer from the Person submitting the Lowest Competing Infrastructure Bid, or (ii) the terms and conditions of the proposed definitive agreements with the Person submitting the Lowest Competing Infrastructure Bid are less favorable to Leap or the other Person in any material respect from the terms and conditions that QUALCOMM had the opportunity to match, then QUALCOMM shall have a right of first refusal as to such procurement in accordance with the provisions of this Agreement.



        2.5 Financing of Infrastructure Equipment.

            2.5.1 Subject to the negotiation of commercially reasonable terms and conditions, QUALCOMM would finance one hundred percent (100%) (or a greater or a lesser amount as may be offered by the Person submitting the Lowest Competing Infrastructure Bid) of the purchase price of Products, third party products and Services purchased by Leap (or the subject U.S. Operator or Non-U.S. Operator) from QUALCOMM pursuant to Section 2.1, provided that the submitter of the Lowest Competing Infrastructure Bid also commits to provide such financing on a competitive basis. The terms and conditions of any such financing by QUALCOMM shall be commercially reasonable, taking into consideration, among other things, the interest rate payable, the term of the financing and the security pledged to ensure repayment, and shall in any event be competitive, taken as a whole in light of all the Competitive





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Factors, with those offered by the Person submitting the Lowest Competing
Infrastructure Bid (otherwise there shall be no obligation to accept QUALCOMM's offer).

        2.6 Infrastructure Purchase Agreements.


            2.6.1 Leap and/or the subject U.S. Operator or Non-U.S. Operator shall purchase Products and/or Services from QUALCOMM by execution of one or more written purchase agreements (each, an "Infrastructure Purchase Agreement"). All Infrastructure Purchase Agreements entered into between Leap and/or the subject U.S. Operator or Non-U.S. Operator and QUALCOMM shall, to the extent applicable, be consistent with the terms and conditions of this Agreement, unless otherwise agreed in writing, and shall be negotiated in good faith.


            2.6.2 The Products delivered by QUALCOMM in accordance with each Infrastructure Purchase Agreement will comply in all material respects with commercially reasonable specifications prescribed by Leap and/or the subject U.S. Operator or Non-U.S. Operator, but only to the extent that (i) infrastructure equipment supplied or to be supplied by all other actual or proposed suppliers of Leap and/or the subject U.S. Operator or Non-U.S. Operator is required to comply with such specifications and (ii) such specifications are not biased against QUALCOMM or biased in favor of other Persons that are competitors of QUALCOMM; provided, however, nothing in this sentence shall otherwise restrict Leap (and every other subject Person) from prescribing a feature or specification (which the Products do not have or provide) that is reasonably necessary for the commercial viability of the subject Wireless System, so long as QUALCOMM is given a reasonable opportunity to provide a reasonably equivalent alternative solution or work-around for such desired feature or specification.

        2.7 Independent Auditor. At the request of QUALCOMM, Leap shall appoint a third party independent auditor reasonably acceptable to QUALCOMM (an "Auditor") who shall confirm to QUALCOMM the price determinations and the competitive determinations with respect to the Competitive Factors under Section
2. Leap shall provide or cause to be provided to the Auditor all information reasonably required by the Auditor to perform the Auditor's task, provided that the Auditor agrees in writing not to disclose such information to any Person (including without limitation, QUALCOMM). In the event the Auditor confirms the price determinations and the competitive determinations as represented by Leap (or other subject Person) to QUALCOMM, then the expenses of the Auditor in conducting such analysis shall be for the account of QUALCOMM; otherwise, such expenses shall be for the account of Leap (or other subject Person).





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        2.8 Non-Competitive Bid Situations; Most Favored Pricing Exception. If,
with respect to any procurement of Products otherwise subject to Section 2.1, Leap (or any other subject Person) does not attempt, directly or indirectly, to procure such Products on a competitive basis from any prospective vendor other than QUALCOMM, such that QUALCOMM has the exclusive right to negotiate and enter into an agreement to supply such Products, then QUALCOMM agrees to offer and sell (and license, in the case of Product software) Products to Leap (or such other subject Person) at prices that do not exceed the most favored price for such Products and Product software sold or licensed, as applicable, by QUALCOMM during the corresponding time period to other customers based on similar terms and conditions (including but not limited to included warranties, rebates, discounts, market development and special promotional funds, or any additional costs necessarily to be incurred as a result of the location of the subject customer, or special freight, payment, financing or delivery terms, the provision of field replaceable unit stocks and any other applicable material monetary consideration, quantity commitments and expected volumes, percentage commitments, quantities ordered and lead times). Any such purchases or licenses shall be contingent on the subject Person and QUALCOMM agreeing on mutually acceptable financing terms for such purchases or licenses (or QUALCOMM otherwise receiving from such Person adequate assurance that such Person shall be capable of paying the applicable purchase price or license fees). The provisions of this
Section 2.8 shall apply to the prices for Products procured in non-competitive bid situations (as described above in this Section 2.8), notwithstanding the provisions of Section 2.4.1 to the contrary. Any Products and Services purchased at prices determined pursuant to this Section 2.8 shall not be included for purposes of determining whether QUALCOMM has been awarded contracts for $250 million of Products and associated Services with respect to Domestic Wireless Systems, as described in Section 2.4.1. The provisions of this Section 2.8 do not apply to any Person that, as of the Distribution Date, already has or is already subject to (other than pursuant to the obligation imposed by Section 2.1), directly or indirectly, a binding obligation to purchase Products from QUALCOMM (or from any Affiliate of QUALCOMM).


3.      SUBSCRIBER UNIT PURCHASE COMMITMENT.

        3.1 Purchase Commitment.

            3.1.1 Leap; Domestic Operators; Domestic Wireless Systems.

            (a) Subject to the terms and conditions of this Agreement, Leap agrees to purchase from QUALCOMM not less than fifty percent (50%) of Leap's own direct requirements for Subscriber Units during the period beginning on the Distribution Date





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and ending upon the expiration of the five year period following the date of the first purchase by Leap of Subscriber Units from QUALCOMM.

            (b) Subject to the terms and conditions of this Agreement, with respect to each and every U.S. Operator in which Leap, directly or indirectly (through one or more intermediaries), makes an Investment at any time prior to the fourth anniversary of the Distribution Date, Leap shall cause each such U.S. Operator, as a condition of and prior to making such Investment, to enter into an equipment requirements agreement with QUALCOMM on terms and conditions substantially as set forth in this Agreement, which equipment requirements agreement shall include, without limitation, that such U.S. Operator be required to purchase from QUALCOMM not less than fifty percent (50%) of the subject U.S. Operator's requirements for Subscriber Units (for use on such U.S. Operator's Domestic Wireless System(s)) in the five year period commencing on the date of such Investment. The obligations of Leap under this Section, as they may apply to the making of any Investment in a U.S. Operator by Chase Telecommunications, Inc. (but only so long as Chase Telecommunications, Inc. is not an Affiliate of Leap), shall only be to exercise commercially reasonable efforts to cause such U.S. Operator to enter into such an equipment requirements agreement.

            (c) Subject to the terms and conditions of this Agreement, with respect to each and every U.S. Operator in which Leap, directly or indirectly (through one or more intermediaries), makes an Investment after the fourth anniversary of the Distribution Date, Leap shall (i) exercise its commercially reasonable efforts to cause the subject U.S. Operator, as a condition of making such Investment, to provide QUALCOMM with a reasonable opportunity to bid on such U.S. Operator's requirements for Subscriber Units, and (ii) encourage the subject U.S. Operator to acquire Subscriber Units from QUALCOMM.

               (d) As set forth herein, the purchase obligations of Leap and all such U.S. Operators shall be subject to QUALCOMM providing competitive terms and conditions on the Competitive Factors (except to the extent of the one hundred and ten percent pricing provision set forth in Section 3.3.1). All such requirements obligations with respect to Subscriber Units purchases shall expire, if not sooner pursuant to their express terms, on the date nine years following the Distribution Date. Leap and such U.S. Operators shall have the obligation set forth in this Section 3.1.1 regardless of whether or not the U.S. Operator is an Affiliate of Leap and whether or not the Investment in such U.S. Operator is made by Leap or a Person in which Leap holds, directly or indirectly, an Investment.

            3.1.2 Non-Domestic.

            (a) Subject to the terms and conditions of this Agreement, with respect to each and every Non-U.S. Operator in which Leap, directly or indirectly (through one or more intermediaries), makes an Investment at any time prior to the Non-Domestic Cutoff Date, Leap shall cause each such Non-U.S. Operator, as a condition of and prior to making such Investment, to enter into an equipment requirements agreement with QUALCOMM on terms substantially as set forth in this Agreement, which equipment requirements agreement shall include, without limitation, that such Non-U.S. Operator be required to purchase from QUALCOMM not less than fifty percent (50%) of the subject Non-U.S. Operator's requirements for Subscriber Units (for use on such Non-U.S. Operator's Wireless System(s)) during a five year period commencing on the date of such Investment.

            (b) Subject to the terms and conditions of this Agreement, with respect to each and every Non-U.S. Operator in which Leap makes a direct or indirect (through one or more intermediaries) Investment following the Non-Domestic Cutoff Date, Leap shall (i) exercise its commercially reasonable efforts to cause the subject Non-U.S. Operator, as a condition of making such Investment, to provide QUALCOMM with a reasonable opportunity to bid on such Non-U.S. Operator's requirements for Subscriber Units, and (ii) encourage the subject Non-U.S. Operator to acquire Subscriber Units from QUALCOMM.

            (c) As set forth herein, the purchase obligations of all such Non-U.S. Operators shall be subject to QUALCOMM providing competitive terms and conditions on the Competitive Factors. All such requirements obligations with respect to Subscriber Units purchases shall expire, if not sooner pursuant to their express terms, on the date nine years following the Distribution Date. Leap and such Non-U.S. Operators shall have the obligation set forth in this
Section 3.1.2 regardless of whether or not the Non-U.S. Operator is an Affiliate of Leap and whether or not the Investment in such Non-U.S. Operator is made by Leap or a Person in which Leap holds, directly or indirectly, an Investment.

            3.1.3 Right of First Refusal. QUALCOMM's right to supply Subscriber Units pursuant to Section 3.1 shall constitute a right of first refusal in favor of QUALCOMM to supply such Subscriber Units, and QUALCOMM shall have no obligation to supply such Subscriber Units unless and until QUALCOMM enters into a binding Subscriber Unit Purchase Agreement or other binding agreement. QUALCOMM shall have the right to elect not to bid on or otherwise respond to any RFP-Subscriber. Any sales by QUALCOMM of Subscriber Units shall be subject to financing arrangements or assurances (such as the issuance of an irrevocable letter of credit) acceptable to QUALCOMM. In the event (a) QUALCOMM elects not to exercise its right of first refusal in response to a RFP-Subscriber or Leap, a subject U.S. Operator or a subject Non-U.S. Operator is not, in accordance with this Agreement, obligated to accept QUALCOMM's offer in response to a RFP-Subscriber, and (b) Leap, the subject U.S. Operator or the subject Non-U.S. Operator subsequently issues a new RFP-Subscriber within the pertinent respective time periods set forth in Section 3.1.1 and 3.1.2 above, then QUALCOMM shall be entitled to a right of first refusal as to such subsequent procurement.

        3.2 Advance Notice. Leap shall keep QUALCOMM informed on a regular basis concerning the status of prospective procurements that may be covered by Section
3.1. In connection with any proposed procurement subject to Section 3.1 , Leap shall provide to QUALCOMM reasonable advance written notice (which in any event shall be provided no later than when Leap provides any such notice to any prospective competing bidder) which shall specify, at a minimum: (a) the name(s) of the subject buyer, together with the geographic location; (b) the estimated amount and type of Subscriber Units to be purchased and the schedule for delivery; and (c) any other information provided to any other prospective competing bidder.


        3.3 Prices; Competitiveness.

            3.3.1 Until such time as QUALCOMM has been awarded contracts pursuant to Section 3.1.1 for $250 million of Subscriber Units for use on Domestic Wireless Systems, QUALCOMM's Subscriber Prices for Subscriber Units to be used on such Domestic Wireless Systems shall not be higher than one hundred ten percent (110%) of the Lowest Competing Subscriber Bid, otherwise there shall be no obligation to award the subject procurement to QUALCOMM. QUALCOMM's Subscriber Prices in all other circumstances (for example, if the subject Wireless System is not a Domestic Wireless System) shall not be higher than the Lowest Competing Subscriber Bid, otherwise Leap can award QUALCOMM's share of that subject procurement to the Person submitting the Lowest Competing Subscriber Bid and there shall be no obligation to award the subject procurement to QUALCOMM.

            3.3.2 Leap shall use commercially reasonable efforts to ensure that any determination of QUALCOMM's Subscriber Prices versus the Lowest Competing Subscriber Bid is based on an "apples-to-apples" comparison. Leap (and every other subject Person) shall issue each RFP-Subscriber such that the specifications contained therein are not biased against QUALCOMM or biased in favor of other Persons that are competitors of QUALCOMM; provided, however, nothing in this sentence shall otherwise restrict Leap (and every other subject Person) from issuing an RFP-Subscriber that contains a prescribed feature or specification (which the subject Subscriber Unit does not have or provide) that is reasonably necessary for the commercial viability of the subject Wireless System on which such feature or specification is to be utilized, so long as QUALCOMM is given a reasonable opportunity to provide a reasonably equivalent alternative solution or work-around for such desired feature or specification.

            3.3.3 In determining whether QUALCOMM's Subscriber Prices are within or less than the requisite percent of the Lowest Competing Subscriber Bid and/or whether Competitive Factors are competitive, a fair and reasonable comparison of the responses shall be made. If Leap reasonably determines (i) that QUALCOMM's Subscriber Prices are not within or less than the requisite percent of the Lowest Competing Subscriber Bid and/or (ii) that Competitive Factors, taken as a whole, of QUALCOMM's offer are not competitive with the Competitive Factors of the offer from the Person submitting the Lowest Competing Subscriber Bid, then Leap shall immediately notify QUALCOMM by letter signed by a responsible executive officer and inform QUALCOMM (a) by how much QUALCOMM must reduce QUALCOMM's Subscriber Prices in order for QUALCOMM's Subscriber Prices to be equal to or 110% of, as applicable, the Lowest Competing Subscriber Bid and/or
(b) to what extent QUALCOMM's Competitive Factors, taken as a whole, are not competitive, as applicable. QUALCOMM may, in its sole discretion, within ten
(10) business days after its receipt of such notice and receipt of any requested confirmation from the Auditor as set forth in Section 3.6, reduce QUALCOMM's Subscriber Prices to be equal to or 110% of, as applicable, the Lowest Competing Subscriber Bid and otherwise revise QUALCOMM's offer to make it as competitive with respect to the Competitive Factors. The Person issuing the subject RFP-Subscriber shall not be entitled to accept the Lowest Competing Subscriber (to the extent it would cover more than fifty percent (50%) of the subject procurement) until such time as the ten (10) business day period referred to in the prior sentence has expired.

            3.3.4 In the event QUALCOMM's offer in response to a RFP-Subscriber is not of such a nature as to obligate Leap to accept such offer in accordance with the terms and conditions of this Agreement (and QUALCOMM does not modify its offer, following written notice from Leap, to such an extent as is necessary to obligate Leap to accept such modified offer), Leap shall be entitled to accept the offer only from the Person submitting the Lowest Competing Subscriber Bid. If (i) Leap does not accept the offer from the Person submitting the Lowest Competing Subscriber Bid, or (ii) the terms and conditions of the proposed definitive agreements with the Person submitting the Lowest Competing Subscriber Bid are less favorable to Leap or the other Person in any material respect from the terms and conditions that QUALCOMM had the opportunity to match, then QUALCOMM shall have a right of first refusal as to such procurement in accordance with the provisions of this Agreement.


        3.4 Financing of Subscriber Units. The obligation of Leap and/or any subject U.S. Operator or Non-U.S. Operator to purchase Subscriber Units shall be subject to QUALCOMM providing competitive financing, but only in the event the Person submitting the Lowest Competing Subscriber Bid is also offering to provide such financing on a competitive basis. The terms and conditions of any such financing by QUALCOMM shall be commercially reasonable, taking into consideration, among other things, the interest rate payable, the term of the financing and the security pledged to ensure repayment, and shall in any event be competitive, taken as a whole in light of all the Competitive Factors, with those offered by the Person submitting the Lowest Competing Subscriber Bid (otherwise there shall be no obligation to accept QUALCOMM's offer).

        3.5 Subscriber Unit Purchase Agreements. Leap and/or the subject U.S. Operator or Non-U.S. Operator shall purchase Subscriber Units from QUALCOMM by execution of one or more written purchase agreements (each, a "Subscriber Unit Purchase Agreement"). Each Subscriber Unit Purchase Agreement entered into between Leap and/or the subject U.S. Operator or Non-U.S. Operator and QUALCOMM shall, to the extent applicable, be consistent with the terms and conditions of this Agreement, unless otherwise agreed in writing, and shall be negotiated in good faith. The form of the Subscriber Purchase Agreement shall be in substantially the form of agreement as is currently being negotiated by QUALCOMM with third party customers, which form Leap is familiar with. The Subscriber Units delivered by QUALCOMM in accordance with each Subscriber Purchase Agreement will comply in all material respects with commercially reasonable specifications prescribed by Leap and/or the subject U.S. Operator or Non-U.S. Operator, but only to the extent that (i) subscriber units supplied or to be supplied by all other actual or proposed suppliers of Leap and/or the subject U.S. Operator or Non-U.S. Operator are required to comply with such specifications and (ii) such specifications are not biased against QUALCOMM or biased in favor of other Persons that are competitors of QUALCOMM; provided, however, nothing in this sentence shall otherwise restrict Leap (and every other subject Person) from prescribing a feature or specification (which the subject Subscriber Unit does not have or provide) that is reasonably necessary for the commercial viability of the subject Wireless System on which such feature or specification is to be utilized, so long as QUALCOMM is given a reasonable opportunity to provide a reasonably equivalent alternative solution or work-around for such desired feature or specification.

        3.6 Independent Auditor. At the request of QUALCOMM, Leap shall promptly appoint an Auditor who shall confirm to QUALCOMM the price determinations and the competitive determinations with respect to the Competitive Factors under
Section 3. Leap shall provide or cause to be provided to the Auditor all information reasonably required by the Auditor to perform its task, provided that the Auditor agrees in writing not to disclose such information to any Person (including without limitation, QUALCOMM). In the event the Auditor confirms the price determinations and the competitive determinations as represented by Leap (or other subject Person) to QUALCOMM, then the expenses of the Auditor in conducting such analysis shall be for the account of QUALCOMM; otherwise, such expenses shall be for the account of Leap (or other subject Person).

        3.7 Non-Competitive Bid Situations; Most Favored Pricing Exception. If, with respect to any procurement of Subscriber Units otherwise subject to Section 3.1, Leap (or any other subject Person) does not attempt, directly or indirectly, to procure such Subscriber Units on a competitive basis from any prospective vendor other than QUALCOMM, such that QUALCOMM has the exclusive right to negotiate and enter into an agreement to supply such Subscriber Units, then QUALCOMM agrees to offer and sell Subscriber Units to Leap (or such other subject Person) at prices that do not exceed the most favored price for such Subscriber Units sold by QUALCOMM during the corresponding time period to other customers located in the same sovereign jurisdiction based on similar terms and conditions (including but not limited to included warranties, rebates, discounts, market development and special promotional funds, or any additional costs necessarily to be incurred as a result of the location of the subject customer, or special freight, payment, financing or delivery terms, the provision of field replaceable unit stocks and any other applicable material monetary consideration, quantity commitments and expected volumes, percentage commitments, quantities ordered and lead times). Any such purchases shall be contingent on the subject Person and QUALCOMM agreeing on mutually acceptable financing terms for such purchases (or QUALCOMM otherwise receiving adequate assurance that such Person shall be capable of paying the applicable purchase price). The provisions of this Section 3.7 shall apply to the prices for Subscriber Units procured in non-competitive bid situations (as described above in this Section 3.7), notwithstanding the provisions of Section 3.3.1 to the contrary. Any Subscriber Units purchased at prices determined pursuant to this
Section 3.7 shall not be included for purposes of determining whether QUALCOMM has been awarded contracts for $250 million of Subscriber Units for use on Domestic Wireless Systems, as described in Section 3.3.1. The provisions of this
Section 3.7 do not apply to any Person that, as of the Distribution Date, already has or is already subject to (other than pursuant to the obligation imposed by Section 3.1), directly or indirectly, a binding obligation to purchase Subscriber Units from QUALCOMM (or from any Affiliate of QUALCOMM).


4.      BUNDLED PROCUREMENTS.

        4.1 Right to Respond Separately. In the event Leap (or any subject U.S. Operator or Non-U.S. Operator) issues a RFP-Infrastructure and RFP-Subscriber on a "bundled" basis (that is, the prospective buyer is seeking to enter into a contract for the purchase of infrastructure equipment and subscriber equipment from the same vendor on a concurrent basis) and QUALCOMM does not manufacture or sell both Products and

Subscriber Units in the infrastructure equipment or subscriber equipment product categories described in such "bundled" procurement, QUALCOMM shall be entitled to separately respond (and shall have a separate right of first refusal, pursuant to Sections 2 and 3, respectively) to each portion of the "bundled" request for proposal (that is, the infrastructure equipment portion and the subscriber equipment portion, respectively). To avoid any ambiguity, (i) the provisions of Section 2 of this Agreement and the provisions of Section 3 of this Agreement shall independently apply to each respective portion of any such "bundled" request for proposal if at the time of the issuance of the subject "bundled" procurement QUALCOMM does not manufacture or sell both Products and Subscriber Units in the infrastructure equipment or subscriber equipment product categories described in such "bundled" procurement, and (ii) the fact that QUALCOMM may elect to not bid on providing infrastructure equipment (or vice versa) shall not relieve the prospective buyer of its obligations to purchase Subscriber Units (or vice versa) from QUALCOMM pursuant to the terms of this Agreement in the event QUALCOMM does elect to exercise its right of first refusal and make an offer with respect to supplying Subscriber Units (or vice versa).

        4.2 Exception For Limited Subscriber Unit Sales. The provisions of
Section 4.1 shall not apply to any "bundled" request for proposal that consists of a RFP-Infrastructure and a RFP-Subscriber in which both of the following two conditions are met: (i) the contract value (as determined in any reasonable manner) of the subject subscriber equipment does not exceed fifteen percent of the value of the infrastructure equipment (specifically excluding the value of any related services) which is the subject of the "bundled" request for proposal; and (ii) the number of "bundled" subscriber units does not exceed five thousand (5,000). As to any such "bundled" request for proposal in which (X) the contract value of the subject subscriber equipment is less than the percentage specified in clause "(i)" of the immediately preceding sentence, and (Y) the number of "bundled" subscriber units does not exceed five thousand (5,000), QUALCOMM shall not be entitled, as provided in Section 4.1, to separately respond to each portion of the "bundled" request for proposal. In such cases, QUALCOMM shall be entitled to exercise its rights of first refusal for such infrastructure equipment and subscriber equipment only on a "bundled" basis.

        4.3 Exception For Certain Wireless Local Loop Sales. The provisions of
Section 4.1 shall not apply to any "bundled" request for proposal that consists of a RFP-Infrastructure and a RFP-Subscriber for a wireless local loop Wireless System to the extent (i) that any such "bundled" procurement only seeks to acquire from the subject vendor not more than fifty percent of the Subscriber Units that are expected to be procured for use on the subject Wireless System during the initial deployment phase of such Wireless System, and (ii) QUALCOMM is entitled to exercise a separate right of first refusal with respect to all (and not just fifty percent) of the remaining Subscriber Unit requirements of the subject Person in connection with the initial deployment phase of such Wireless

System. As to any such "bundled" request for proposal, QUALCOMM shall not be entitled, as provided in Section 4.1, to separately respond to each portion of the "bundled" request for proposal. In such cases, as to that portion of the subject procurement that is "bundled," QUALCOMM shall be entitled to exercise its rights of first refusal for such infrastructure equipment and subscriber equipment only on a "bundled" basis, and QUALCOMM shall have a separate right of first refusal to all of the remaining subject requirements for Subscriber Units.


5.      TERM.

        5.1 Term of Agreement. This Agreement shall become effective as of the Effective Date and, unless earlier terminated, shall terminate upon completion of the parties' obligations required to be performed hereunder (the "Term").

        5.2 Cancellation for Breach. In the event QUALCOMM or Leap is in material breach or material default of this Agreement and such breach or default continues uncured for a period of thirty (30) days after the receipt by the defaulting or breaching party of written notice from the non-defaulting or non-breaching party, then the non-defaulting or non-breaching party shall have the right to pursue whatever rights and remedies the non-defaulting or non-breaching party may have at law or in equity.

        5.3 Limited Right to Cancel. In the event QUALCOMM repeatedly breaches Infrastructure Purchase Agreements and/or Subscriber Unit Purchase Agreements entered into pursuant to and with Persons subject to the provisions of Section
2.1 and Section 3.1, as applicable, and as a result of such breaches such Persons are rightfully entitled to cancel, for default, the subject Infrastructure Purchase Agreements and/or Subscriber Unit Purchase Agreements, then as to that category of Product or Subscriber Unit, as the case may be, that QUALCOMM has so repeatedly failed to deliver and deploy, as the case may be, QUALCOMM shall no longer have a right of first refusal to supply such Products or Subscriber Units to any such Person if, but only if, the Investment, direct or indirect, of Leap in such Person was made from the proceeds of funds or other assets provided by a Person other than QUALCOMM (or other than an Affiliate of QUALCOMM). Any Person seeking to claim that it no longer is subject to QUALCOMM's right of first refusal with respect to any category of Product or Subscriber Unit shall notify QUALCOMM in writing of such claim and specify the basis for such claim. To the extent QUALCOMM loses a right of first refusal as a result of the operation of the immediately preceding sentence, it shall be considered a partial cancellation of the pertinent provision of this Agreement as to the subject Person with respect to the affected category of Product or Subscriber Unit.

6.      GENERAL.

        6.1 Scope. The terms and conditions of this Agreement shall apply only to the transactions which are contemplated by this Agreement. To the extent that any terms and conditions in any Infrastructure Purchase Agreement or Subscriber Unit Purchase Agreement conflict with the provisions of this Agreement, such terms and conditions shall supersede such conflicting provisions of this Agreement.

        6.2 Compliance with Laws. Performance under this Agreement shall be subject to all applicable laws, orders and regulations of federal, state, and local governmental entities in the appropriate jurisdictions.

        6.3 Notices. All notices under this Agreement shall be in writing (except where otherwise stated) and shall be addressed to the addresses set forth below or to such other address as either party may designate by notice pursuant hereto. Such notices shall be sent by confirmed telecopy or nationally recognized overnight courier or delivered by hand and shall be deemed to have been given when received.

               QUALCOMM:       QUALCOMM Incorporated
                               6455 Lusk Boulevard
                               San Diego, California 92121
                               Attn: General Counsel
                               Facsimile: (619) 658-2500

               Leap:           Leap Wireless International, Inc.
                               10307 Pacific Center Court
                               San Diego, California 92121
                               Attn:  President
                               Facsimile: (619) 845-6060

               with a copy to: General Counsel, at the same address

        6.4 Right of Access. Subject to each party's security and confidentiality requirements, each party shall provide the other reasonable access to its facilities to the extent required in connection with the performance of their respective obligations under this Agreement. No charge shall be made for such access. Reasonable prior notification will be given when access is required and the parties shall mutually agree upon a mutually acceptable time and location. Subject to QUALCOMM's security and confidentiality requirements, during normal business hours and upon reasonable prior notice and agreement on a mutually acceptable time and location, Leap shall have the right
(i) to visit the facilities where the Products and Subscriber Units are being manufactured, and (ii) to observe the manufacturing and testing process.

        6.5 Use of Information.

            6.5.1 Confidential Information. All information, including without limitation all oral and written information (including, but not limited to, all technical documentation delivered to Leap by QUALCOMM hereunder, and all other information relating to the pricing for, financing of, design, development, configuration, use, installation, operation and maintenance of any system), disclosed to the other party is deemed to be confidential, restricted and proprietary to the disclosing party (hereinafter referred to as "Confidential Information"). Each party agrees to use the Confidential Information received from the other party only for the purpose of this Agreement. Except as specified in this Agreement, no other rights, and particularly licenses, to trademarks, inventions, copyrights, patents, or any other intellectual property rights are implied or granted under this Agreement or by the conveying of Confidential Information between the parties. Confidential Information supplied is not to be reproduced in any form except as required to accomplish the intent of, and in accordance with the terms of, this Agreement. The receiving party must provide the same care to avoid disclosure or unauthorized use of Confidential Information as it provides to protect its own similar proprietary information but in no event will the receiving party fail to use reasonable care under the circumstances to avoid disclosure or unauthorized use of Confidential Information. All Confidential Information must be retained by the receiving party in a secure place with access limited to only such of the receiving party's employees who need to know such information for purposes of this Agreement and to such third parties as the disclosing party has consented to by prior written approval. All Confidential Information, unless otherwise specified in writing (i) remains the property of the disclosing party, (ii) must be used by the receiving party only for the purpose for which it was intended, and (iii) such Confidential Information, including all copies of such information, must be returned to the disclosing party or destroyed after the receiving party's need for it has expired or upon request of the disclosing party, and, in any event, upon termination of this Agreement. At the request of the disclosing party, the receiving party will furnish a certificate of an officer of the receiving party certifying that Confidential Information not returned to the disclosing party has been destroyed. For the purposes hereof, Confidential Information does not include information that:

            (a) is published or is otherwise in the public domain through no fault of the receiving party at the time of any claimed disclosure or unauthorized use by the receiving party;

            (b) prior to disclosure pursuant to this Agreement is properly within the legitimate possession of the receiving party as evidenced by reasonable documentation to the extent applicable;

            (c) subsequent to disclosure pursuant to this Agreement is lawfully received from a third party having rights in the information without restriction of the third party's right to disseminate the information and without notice of any restriction against its further disclosure;

            (d) is independently developed by the receiving party or is otherwise received through parties who have not had, either directly or indirectly, access to or knowledge of such Confidential Information;

            (e) is transmitted to the receiving party after the disclosing party has received written notice from the receiving party, after termination or expiration of this Agreement, that it does not desire to receive further Confidential Information;

            (f) is obligated to be produced under applicable law (including U.S. securities laws) or order of a court of competent jurisdiction or other similar requirement of a governmental entity, so long as the party required to disclose the information provides the other party with prior notice of such order or requirement and its cooperation to the extent reasonable in preserving its confidentiality; or

            (g) the disclosing party agrees in writing is free of such restrictions.

        6.5.2 Relief. Because damages may be difficult to ascertain, the parties agree that, without limiting any other rights and remedies specified herein, an injunction may be sought against the party who has breached or threatened to breach this Section 6.5. Each party represents and warrants that it has the right to disclose all Confidential Information which it has disclosed to the other party pursuant to this Agreement, and each party agrees to indemnify and hold harmless the other from all claims by a third party related to the wrongful disclosure of such third party's proprietary information. Otherwise, neither party makes any representation or warranty, express or implied, with respect to any Confidential Information.

        6.6 Independent Contractor. All work performed by one party under this Agreement shall be performed as an independent contractor and not as an agent of the other and no persons furnished by the performing party shall be considered the employees or agents of the other. The performing party shall be responsible for its employees' compliance with all laws, rules, and regulations while performing work under this Agreement.

        6.7 EXCEPT AS SET FORTH ELSEWHERE IN THIS AGREEMENT OR IN ANY PURCHASE AGREEMENT OR ORDER, NEITHER QUALCOMM NOR LEAP (AND THEIR RESPECTIVE AFFILIATES, EMPLOYEES AND AGENTS) SHALL BE

LIABLE FOR INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, REVENUES OR SAVINGS ARISING OUT OF THIS AGREEMENT OR THE USE OR PERFORMANCE OF ANY PRODUCTS OR SERVICES, WHETHER IN AN ACTION FOR OR ARISING OUT OF BREACH OF CONTRACT, TORT, INCLUDING NEGLIGENCE, OR STRICT LIABILITY. THIS SECTION 6.7 SHALL SURVIVE FAILURE OF AN EXCLUSIVE OR LIMITED REMEDY.

        6.8 Force Majeure. Neither party shall be held responsible for any delay or failure in performance to the extent that such delay or failure is caused by Force Majeure. Notwithstanding the foregoing, if QUALCOMM or Leap is unable to perform its obligations hereunder due to Force Majeure for a continuous period of ninety days, the other party to this Agreement may terminate this Agreement upon giving notice to the other.

        6.9 Assignment. QUALCOMM may not assign this Agreement or any right or interest under this Agreement without Leap's prior written consent, which consent shall not be unreasonably withheld; provided, however, in the event that QUALCOMM sells, transfers or otherwise disposes of all or substantially all of its assets relating to the manufacture and sale of Products and/or Subscriber Units, respectively, then QUALCOMM shall be entitled, without obtaining Leap's prior written consent, to assign that portion of this Agreement and any related rights or interests under this Agreement which pertain to the assets so sold, transferred or otherwise disposed of (that is, the assets relating to Products and/or Subscriber Units, respectively) to any such successor-in-interest(s) to such assets, respectively. Leap shall not assign this Agreement or any right or interest under this Agreement without QUALCOMM's prior written consent; provided, however, (X) nothing in this sentence shall be construed as prohibiting an assignment of this Agreement, as a whole, by operation of law as a result of a merger by Leap into another entity (in which merger Leap is not the surviving entity), and (Y) Leap may assign its rights under this Agreement, as a whole, to a successor in interest of Leap that (i) acquires substantially all of the assets of Leap, which assets shall include all of Leap's direct or indirect Investments in Persons operating Domestic Wireless Systems if Leap, directly or indirectly, holds at least ten percent of the equity interests of such Person, and (ii) assumes in writing the obligations of Leap under this Agreement. Any attempted assignment in contravention of this Section 6.9 shall be void and ineffective. Nothing shall preclude QUALCOMM from employing a subcontractor in carrying out its obligations under this Agreement. QUALCOMM's use of such subcontractor shall not release QUALCOMM from its obligations under this Agreement.

        6.10 Publicity. Each party shall submit to the other party a proposed copy of all Advertising wherein the name, trademark, code, specification or service mark of the other party or its Affiliates is mentioned; and neither party shall publish or use such

Advertising without the other's prior written approval. Such approval shall be granted as promptly as possible, and may be withheld only for good cause.

        6.11 Applicable Law. The construction and interpretation of, and the rights and obligations of the parties pursuant to this Agreement, shall be governed by the laws of the State of California (without giving effect to principles of conflicts of laws).

        6.12 Survival of Obligations. The parties' rights and obligations which, by their nature, would continue beyond the termination, cancellation or expiration of this Agreement (such as, but not limited to, the provisions of Section 6.5), shall survive such termination, cancellation or expiration.

        6.13 Severability. If any provision in this Agreement shall be held to be invalid or unenforceable, the remaining portions shall remain in effect. In the event such invalid or unenforceable provision is considered an essential element of this Agreement, the parties shall promptly negotiate a replacement provision.

        6.14 Non-Waiver. No waiver of the terms and conditions of this Agreement, or the failure of either party strictly to enforce any such term or condition on one or more occasions, shall be construed as a waiver of the same or of any other term or condition of this Agreement on any other occasion.

        6.15 Publication of Agreement. The parties shall keep the provisions of this Agreement confidential, except as reasonably necessary for performance hereunder and except to the extent disclosure may be required by applicable laws or regulations, in which latter case, the party required to make such disclosure shall promptly inform the other prior to such disclosure in sufficient time to enable such other party to make known any objections it may have to such disclosure. The disclosing party shall take all reasonable steps to secure a protective order or otherwise assure that this Agreement or such Purchase Agreement will be withheld from the public record. Notwithstanding the foregoing, (a) the parties may disclose this Agreement to their respective attorneys, auditors, financial advisors and other agents, to the extent such persons agree to keep this Agreement confidential and (b) the parties may disclose the provisions of this Agreement to the extent, in the opinion of counsel to such party, required (i) by the Securities and Exchange Commission or any applicable securities laws, rules or regulations in connection with any offering of securities of such party, or any of its respective Affiliates, or
(ii) by any other governmental authority to comply with applicable securities or similar laws, rules or regulations.

        6.16 Dispute Resolution. Except as provided in Section 6.5.2 herein, if a dispute arises out of or relates to this Agreement, or its alleged breach, then such





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dispute shall be settled pursuant to the procedures set forth in Article 9 of the Spinoff Agreement.

        6.17. Entire Agreement. The terms and conditions contained in this Agreement shall supersede all prior oral or written understandings between the parties with respect to the subject matter hereof and constitute the entire agreement of the parties with respect to such subject matter. Such terms and conditions shall not be modified or amended except by a writing signed by authorized representatives of both parties.


        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.



Leap Wireless International, Inc.,       QUALCOMM Incorporated,
a Delaware corporation                   a Delaware corporation


By: /s/ Harvey P. White                  By: /s/ Anthony S. Thornley
    --------------------------------         --------------------------------
Print Name: Harvey P. White              Print Name: Anthony S. Thornley
            ------------------------                 ------------------------
Title: President & Chief Executive       Title: Executive Vice President &
       -----------------------------            -----------------------------
       Officer                                  Chief Financial Officer
       -----------------------------            -----------------------------
















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